Joseph S. Compofelice
                                                               (713) 423-3303


                                                                    EXHIBIT 99.2





FOR IMMEDIATE RELEASE


              NL INDUSTRIES, INC. ANNOUNCES THIRD QUARTER DIVIDEND


HOUSTON, TEXAS -- July 25, 1996 -- NL Industries, Inc. (NYSE:NL) announced that its Board of Directors has declared its regular dividend of ten cents per share on its common stock, payable September 30, 1996 to shareholders of record September 16, 1996.

NL Industries, Inc. is a major international producer of titanium dioxide pigments and specialty chemicals.




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